QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.16

Execution Version (03.19.01)

AGREEMENT

        This Agreement is made and entered into on March 19, 2001 (the "Effective Date"), by and among LECG, LLC, a California limited liability company ("LECG"), and PA Consulting Group, Inc., a New Jersey corporation (the "Company"), and PA Holdings Limited, a United Kingdom corporation on behalf of its subsidiaries, affiliates, predecessors and successors (collectively, "PA Holdings"). The Company and PA Holdings are collectively referred to herein as "PA."

RECITALS

A.
The individuals listed on Exhibit A to this Agreement (collectively, the "Senior Staff") have been providing services to PA as senior staff in PA's environmental practice group (the "Environmental Practice").

B.
Each of the Senior Staff is a party to an employment agreement with PA which contains various restrictions regarding non-solicitation and non-performance of work for certain clients, and/or non-solicitation and non-hiring of certain individuals (each such employment agreement being referred to herein as a "PA Agreement").

C.
All of the Senior Staff have resigned from PA in order to accept offers of employment from LECG and LECG wishes to employ the Senior Staff without the Senior Staff being bound by certain surviving terms of their respective PA Agreements.

D.
PA has agreed to waive certain of its rights under the respective PA Agreement for each of the Senior Staff in accordance with the terms of the form of Termination Agreement attached hereto as Exhibit B and incorporated herein by this reference, subject to the terms and conditions of this Agreement.

E.
LECG also wishes to employ those principals, consultants, analysts and administrative or support staff from the Environmental Practice listed on Exhibit C, attached hereto and incorporated herein by this reference (each, a "Practice Staff Member") and PA is willing to agree to LECG's employment of the Practice Staff Members, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, LECG and PA agree as follows:

        1.     Acceptance of Resignations of Senior Staff. PA hereby accepts the resignations of the Senior Staff, subject to the terms and conditions of the Termination Agreement executed by each such Senior Staff. All departures of the Senior Staff from PA must be completed on or before April 15, 2001. Except to the extent a client directs PA in writing to release its original files (in which event PA will follow the directions of the client in that regard), PA agrees that the Senior Staff and any Practice Staff Members who join LECG may make paper or electronic copies of (and thereafter remove such copies from PA) (i) all documents and information in whatever form obtained, produced, stored (e.g., hard copy, microfilm, microfiche or computer files), with respect to those clients of the Environmental Practice who continue to utilize the services of the Senior Staff and Practice Staff Members after such Senior Staff and Practice Staff Members join LECG and (ii) allocation models, insurance settlement methodologies, asbestos liability and projection models used or developed by the Environmental Practice. Notwithstanding the foregoing, the Senior Staff and Practice Staff Members may not copy or remove the MIPAC program used by PA for internal administration and finance of client projects.

        2.     Employment Discussions with Practice Staff Members. For the period commencing on the earlier of March 20, 2001 or the date on which PA actually makes its announcement as provided in Section 5 below and ending on April 9, 2001 (the "Offer Period"), LECG will be free to approach any Practice Staff Member in PA's Palo Alto and Los Angeles offices regarding possible employment with LECG and extend offers of employment. LECG will be free to contact Practice Staff Members in PA's

Washington, D.C. and Cambridge offices by telephone, with such initial telephone call having a duration of not more than one (1) hour, to discuss possible employment with LECG. After the initial telephone call to Practice Staff Members in Washington, D.C. and Cambridge, LECG may respond to inquiries from such Practice Staff Members regarding possible employment in person, in writing or by telephone, and may hire such Practice Staff Members, but LECG may not initiate contact independently (except to extend an offer of employment arising from the initial telephone call, if appropriate). LECG may also offer employment to Practice Staff Members during the Offer Period, but such offer of employment must be accepted before the expiration of the Offer Period. The last day of the Offer Period (April 9, 2001) is referred to herein as the "Final Acceptance Date". All departures of Practice Staff Members from PA pursuant to offers of employment from LECG under this Section 2 must occur on or before April 15, 2001. It is the expectation of LECG and PA that substantially all of the Practice Staff Members in the Palo Alto and Los Angeles offices will be interested in accepting offers to join LECG and, in accordance with Section 5(b) below, the Company and PA will expressly encourage such Practice Staff Members to do so. PA represents and warrants that, prior to the earlier of March 21, 2001 or the date on which PA actually makes the announcement as provided in Section 5 below, neither PA nor any of its officers, directors or employees will take any action of any kind to encourage the Practice Staff Members in the Palo Alto or Los Angeles office to remain with PA.

        3.     Non-Solicitation of Employees and Client.

          3.1   For a period of fifteen (15) months commencing on the Final Acceptance Date, neither LECG nor any of its affiliates may solicit for employment or hire, whether on behalf of itself or another person or entity, any person employed by PA in the Environmental Practice (or its successor practice headed by Gary Liberson and Jamie Heller) as a senior staff, principal, consultant or analyst as of the business day immediately following the Final Acceptance Date. PA represents and warrants that the persons meeting the definition of this Section 3.1 (i) are listed as Practice Staff Members on Exhibit C attached hereto or (ii) may be engaged after the Final Acceptance Date by PA and will report directly to Gary Liberson and Jamie Heller.

          3.2   For a period commencing on the Effective Date and expiring on April 27, 2002, neither LECG nor any of its affiliates may hire, whether on behalf of itself or another person or entity, any person employed by PA as a "partner" (including any Partner, Associate Partner, Senior Partner, Managing Partner or any other "partner" title used by PA) or "managing consultant" in any practice group of PA. Notwithstanding the foregoing, LECG may hire those two individuals who are managing consultants of PA with whom LECG has had discussions prior to the Effective Date and whose names have been reflected in a writing delivered in trust to Folger Levin & Kahn, LLP on the Effective Date.

          3.3   Notwithstanding anything herein to the contrary, with respect to Firestone Tire & Rubber Company and Bridgestone Corporation (collectively, the "Firestone Entities"), LECG hereby acknowledges and agrees, for itself and on behalf of its affiliates, that for a period equal to the shorter of either (i) the period during which John Butler or Daniel Rubinfeld remains employed by LECG or (ii) one (1) year from the Effective Date (the "Firestone Restrictive Period"), LECG cannot undertake work for the Firestone Entities or their outside counsel on any matter related to or arising from Firestone tire recalls, including (without limitation) matters relating to or arising from the existing work that PA is presently conducting for Firestone Entities. However, as John Butler is presently working for the Firestone Entities on tire recall matters, and Daniel Rubinfeld is presently providing expert advice on matters related to wrongful death class actions, then this work may continue. In addition, John Butler may accept additional Firestone Entities' work, for which he may be supported by former PA employees and LECG employees below the "director" level, related to the tire recall matters if requested by the Firestone Entities or their outside counsel, provided that this work does not replace the work that PA is presently or at that time undertaking for the Firestone Entities.

        4.     Termination of Employment Agreements. On the Effective Date, PA and each Senior Staff will enter into a Termination Agreement in the form attached hereto as Exhibit B and incorporated herein by this reference. On the later to occur of (i) the Effective Date or (ii) PA's receipt of a written resignation letter from a Practice Staff Member, PA and each Practice Staff Member will enter into a Termination Agreement in the form attached hereto as Exhibit B.

        5.     Announcement to Environmental Practice. By March 20, 2001, PA will make a written announcement to all senior staff, principals, consultants, analysts and employees working in the Environmental Practice (whether or not such persons are Senior Staff or Practice Staff Members) with the following agreed content:

          (a)   PA will announce that it has reached an agreement with LECG whereby, with PA's approval, a number of individuals in the Environmental Practice will leave PA and join LECG. PA will identify the Senior Staff and Practice Staff Members who have already agreed to join LECG as of the Effective Date;

          (b)   PA will announce that, with respect to PA's Palo Alto and Los Angeles offices, LECG may contact the Practice Staff Members in those offices to discuss employment opportunities with LECG, and that PA expressly encourages the Practice Staff Members in those offices to explore such opportunities;

          (c)   PA also will announce that, with respect to the Practice Staff Members in PA's other offices, LECG may contact those Practice Staff Members to explore employment opportunities with LECG, but that PA wishes to retain their services.

          (d)   PA also will announce that any Practice Staff Members wishing to accept employment with LECG must do so before the Final Acceptance Date and must actually depart PA on or before April 15, 2001.

          (e)   PA may, in its discretion, describe the contents of Section 3 above.

          (f)    To the extent that PA's announcement covering the items in this Section 5 is in writing, LECG will be permitted to review such written announcement prior to dissemination thereof to confirm the announcement's consistency with the provisions of this Section 5, provided that such review will not unreasonably delay PA's announcement.

        6.     Departure Payments. LECG will make the following payments to PA:

          (a)   $1,000,000 payable on April 15, 2001;

          (b)   $1,000,000 payable on December 31, 2001, such payment to be evidenced by a promissory note in the form attached hereto as Exhibit D and incorporated herein by this reference; and

          (c)   a payment on June 30, 2002 equal to the sum of the amounts set forth on Exhibit C under the column "Departure Payment" for those Practice Staff Members who accept employment with LECG prior to the Final Acceptance Date; provided, however, that if any of the Practice Staff Members listed on Exhibit C who accept employment with LECG prior to the Final Acceptance Date rejoin PA as an employee or independent contractor within two (2) years from the Effective Date, PA must promptly refund to LECG any Departure Payment paid by LECG for such Practice Staff Member. Within five (5) business days after the Final Acceptance Date, PA and LECG will determine the aggregate Departure Payments to be made by LECG to PA and LECG will deliver to PA a promissory note substantially in the form of Exhibit D attached hereto (but including the repayment provision set forth in this Section 6(c)) payable in the amount of such aggregate Departure Payments on June 30, 2002. Notwithstanding the foregoing, LECG will not be required to make a Departure Payment for any person who has been made an offer to join the Environmental Practice at PA prior to the Effective Date but who has not accepted that offer as of the Effective Date or who has not yet begun performing services for PA as of the Effective Date. LECG also will not be required to make a Departure Payment for each of Madeline Loh, Matthew Beving or Ariella Rosenberg if s/he is not employed by LECG on April 15, 2002.

        7.     Intentionally Omitted.

        8.     Sublease of Palo Alto Office Space. LECG and PA will use commercially reasonable efforts to negotiate a sublease arrangement with respect to PA's Palo Alto office on mutually agreeable terms. LECG expressly agrees that PA will have all contact with the landlord of the Palo Alto office prior to the execution of a formal sublease and the acceptance thereof by the landlord.

        9.     Survival of Obligations; Cooperation. All covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement. LECG and PA agree to cooperate in good faith in the transition of Senior Staff and Practice Staff Members from PA to LECG, as well as the transition of client engagements from PA to LECG resulting from the departure of the Senior Staff. If LECG receives funds from clients of the Environmental Group that are properly attributable to invoices issued by PA prior to the Effective Date or are properly attributable to work performed by Senior Staff or Practice Staff Members before such Senior Staff or Practice Staff Members began performing services for LECG, LECG will promptly deliver and pay over such funds to PA. If PA receives funds from clients of the Environmental Group that are properly attributable to invoices issued by LECG after the Effective Date or are properly attributable to work performed by Senior Staff or Practice Staff Members after such Senior Staff or Practice Staff Members began performing services for LECG, PA will promptly deliver and pay over such funds to LECG. PA may deliver to all clients who wish to continue to use the services of Senior Staff or Practice Staff Members, after such Senior Staff and Practice Staff Members join LECG, a letter notifying the client that the Senior Staff and Practice Staff Members have joined LECG; provided, however, that LECG may review and reasonably approve the contents of such letter.

        10.   Confidential Nature of Information. Each party agrees that it will treat in confidence this Agreement and all documents, materials and other information which it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents. If a party (the "Recipient") is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the "Disclosing Party"), the Recipient must provide the Disclosing Party with prompt notice of such request(s) so the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information which it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

        11.   Release.

          11.1 PA, on behalf of themselves and all of their respective parent, subsidiaries and affiliate entities worldwide (collectively, the "PA Releasors") and any person or entity claiming through the PA Releasors (including, but not limited to, their respective predecessors, successors and assigns, and any current or former director, officer, employee or agent of each of them), hereby release, forever discharge and agree not to sue LECG, LECG's parent, subsidiaries and affiliates and each of their respective past, present and future officers, directors, employees, agents, attorneys, representatives, predecessors, successors and assigns (hereinafter collectively referred to as the "LECG Released Parties"), with respect to any and all claims, demands, causes of action, orders, agreements, debts and liabilities, whether in law or in equity, and whether brought in a state, federal or local court, commission, department, agency or otherwise, which the PA Releasors now have, have ever had, or may in the future have, whether known or unknown, against any of the LECG Released Parties for or related to anything occurring on or prior to the Effective Date, including, without limiting the generality of the foregoing, any and all claims, demands, causes of action, orders, agreements, debts and liabilities which in any way result from, arise out of, or relate to, whether by way of contract or otherwise, the termination of employment of the Senior Staff and the Practice Staff Members and their employment with LECG (all of the foregoing collectively being referred to as the "Released Claims"). Notwithstanding anything to the contrary in this Section 11, the Released Claims do not include and nothing contained in this Section 11 will apply to, or release any of the LECG Released Parties from a breach by LECG of any obligation of LECG under this Agreement.

          11.2 The PA Releasors also acknowledge that the PA Releasors are aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Having reviewed this provision, the PA Releasors nevertheless hereby voluntarily waive any and all rights under this statutory provision with respect to the Released Claims.

          11.3 The PA Releasors hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Released Claim against the LECG Released Parties, or commencing, instituting or causing to be commenced, any proceeding of any kind against any or all of the LECG Released Parties, based upon any Released Claim.

          11.4 Without in any way limiting any of the rights and remedies otherwise available to any LECG Released Party, the PA Releasors, jointly and severally, will indemnify and hold harmless each LECG Released Party from and against any and all loss and expense whether or not involving third party claims, incurred by any LECG Released Party in connection with or arising from the assertion against any LECG Released Party by or on behalf of the PA Releasors of any Released Claim.

          11.5 Nothing in this Agreement is intended to be, or will be construed as, an admission by the LECG Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the PA Releasors or otherwise.

        12.   Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

LECG, LLC 2000 Powell Street Suite 600 Emeryville, CA 94608 Attention: President
PA Consulting Group, Inc. 123 Buckingham Palace Road London SW1W 9SR Attention: Jeremy Asher

or to such other address as such party may indicate by a notice delivered to the other party hereto.

        13.   Free Competition. With the exception of Section 3 hereof, nothing in this Agreement is intended to prevent either LECG or PA from freely engaging in competitive business activities in the consulting business, including, without limitation, environmental consulting and litigation support.

        14.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        15.   Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersedes all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

        16.   Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

        17.   Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        18.   Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. Notwithstanding the foregoing, in the event of any claim, action, litigation, arbitration or other formal or informal proceeding arising out of or relating to this Agreement, or arising out of the enforcement of any right or remedy hereunder, the prevailing party in such claim, action, litigation or proceeding will be entitled to reimbursement from the other party for all reasonable attorneys' fees, court costs, and costs of experts and investigation incurred in connection therewith, whether any such costs and fees are incurred before or during any trial or hearing or upon appeal.

        19.   Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        20.    Telefacsimile Execution; Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart of this Agreement by telefacsimile will be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also must deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart will not affect the validity, enforceability and binding effect of this Agreement.

        21.   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

        22.   Amendments. This Agreement may be modified or amended only by a writing duly executed by both LECG and PA.

        IN WITNESS WHEREOF, LECG and PA have executed this Agreement on the date first above written.

LECG, LLC, a California limited liability company
By:	/s/ J. GEOFFREY COLTON J. Geoffrey Colton
Its:	Chief Financial Officer
PA Consulting Group, Inc., a New Jersey corporation
By:	/s/ JEREMY ASHER Jeremy Asher
Its:	Group Chief Executive
PA Holdings Limited
By:	/s/ JEREMY ASHER Jeremy Asher
Its:	Group Chief Executive
Attachments:	Exhibit A	List of Senior Staff
	Exhibit B	Form of Termination Agreement
	Exhibit C	List of Practice Staff Members and Departure Payment Amounts
	Exhibit D	Form of Promissory Note

QuickLinks

  Exhibit 10.16
  Execution Version (03.19.01)
AGREEMENT
RECITALS